CURTISS-WRIGHT CORPORATION
RETIREMENT PLAN
As Amended and Restated effective January 1, 2010

THIRD INSTRUMENT OF AMENDMENT

Recitals:

1.

Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Corporation Retirement Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety, effective as of January 1, 2010.

2.

The Plan consists of two separate components: the EMD Component, which applies to eligible employees of Curtiss-Wright Electro-Mechanical Corporation as provided in the EMD appendix to the Plan, and the CWC Component, which applies to other employees eligible to participate in the Plan.

3.	Subsequent to the most recent amendment of the Plan, the Company has decided to amend the CWC Component of the Plan for the following reasons:

a.

To eliminate the joint and 66-2/3% survivor annuity as an optional form of payment, including the option to receive one-half of the benefit in the form of the joint and 66-2/3% survivor annuity and one-half in the form of a lump sum payment;

b.	To add as new payment options a 20-year certain and life annuity and a joint and survivor annuity with a 20-year certain and life guarantee; and

c.

To reflect the terms of an agreement between Metal Improvement Company, Inc. and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and its Local Union No. 1588 (collectively the “Union”) that provides for improving benefits for participants who were represented by the Union and employed at the Columbus, Ohio facility of Metal Improvement Company, Inc. on April 2, 2012, the date of the sale of certain assets of Metal Improvement Company, Inc. to Bodycote LLC, including the Columbus, Ohio facility.

4.	Articles 12.01 and 12.02 of the CWC Component permit the Company to amend the Plan, by written instrument, at any time and from time to time.

5.	Article 11.02(b) of the CWC Component authorizes the Curtiss-Wright Corporation Administrative Committee to adopt certain Plan amendments on behalf of the Company.

Amendment:

For the reasons set forth in the Recitals to this Instrument of Amendment, the CWC Component of the Plan is hereby amended in the following respects.

1.	Effective for annuity starting dates on or after July 1, 2012, Article 7.02(b) of the CWC Component is amended by deleting clauses (i) through (iv) and replacing them with the following provisions:

	(i)	a Life Annuity payable monthly to the Participant;

(ii)

an immediate joint and survivor annuity commencing on or after the Participant’s Early Retirement Date, or date of termination of employment, if later, that provides a reduced monthly benefit payable to the Participant for life and to a surviving named contingent annuitant for the lifetime of the contingent annuitant in an amount equal to 50 percent, 75 percent, or 100 percent (as elected by the Participant) of the amount payable during the Participant’s lifetime;

	(iii)	a 20-year certain and life annuity, as described in paragraph (d);

	(iv)	a joint and survivor annuity with a 20-year certain and life guarantee, as described in paragraph (e);

	(v)	a lump sum payment, provided the amount of the lump sum payment at the Annuity Starting Date exceeds $5,000; or

	(vi)	one-half (1/2) as a lump sum payment and one-half (1/2) as a Life Annuity or a joint and survivor annuity available under (ii).

2.	Effective for annuity starting dates on or after July 1, 2012, Article 7.02 of the CWC Component is amended by adding new paragraphs (d) and (e) to read as follows:

(d)

A 20-year certain and life annuity is a reduced monthly benefit payable for the life of the Participant, and if he dies before receiving 240 monthly payments, payments shall continue to the Participant’s designated Beneficiary until a total of 240 monthly payments have been made.

(i)

If a Beneficiary dies after payments begin to the Beneficiary, but before a total of 240 payments have been made to the Participant and the Beneficiary, the Actuarial Equivalent value of the remaining payments shall be paid in a single lump sum to the Beneficiary’s estate.

(ii)

If the Participant dies before receiving 240 monthly payments and there is no surviving designated Beneficiary, the Actuarial Equivalent value of the remaining payments shall be paid in a single lump sum to the Participant’s estate.

In no event shall a Participant be entitled to elect a 20-year certain and life annuity if the guaranteed payment period exceeds the maximum period allowed under Treasury Regulation section 1.401(a)(9)-6.

(e)

A joint and survivor annuity with a 20-year certain and life guarantee is a reduced monthly benefit payable to the Participant for life and to a surviving named contingent annuitant for the lifetime of the contingent annuitant in an amount equal to 50 percent, 75 percent, or 100 percent (as elected by the Participant) of the amount payable during the Participant’s lifetime. If the Participant and contingent annuitant both die before a total of 240 monthly payments have been made, the Plan shall pay a benefit equal to the Actuarial Equivalent value of the monthly survivor benefit payable to the contingent annuitant for a period equal to 240 minus the total number of monthly payments made to the Participant and the joint annuitant. This benefit shall be paid in a single lump sum to:

		(i)	one or more Beneficiaries designated by the Participant; or

		(ii)	if there is no surviving designated Beneficiary, the estate of the Participant or contingent annuitant, whoever is the last to die.

In no event shall a Participant be entitled to elect a joint and survivor annuity with a 20-year certain and life guarantee if the guaranteed payment period exceeds the maximum period allowed under Treasury Regulation section 1.401(a)(9)-6.

3.	Effective April 2, 2012, Article 9.02 of the CWC Component is amended by adding a new paragraph (i) to read as follows:

(i)

Metal Improvement Company, LLC – Columbus Division. The following provisions shall apply to any Participant described in Section 9.01 who, as of April 2, 2012, is employed at the Columbus, Ohio facility of Metal Improvement Company, LLC and represented for purposes of collective bargaining by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and its Local Union No. 1588 (a “Columbus Participant”).

		(A)	Each Columbus Participant shall be 100% vested in his benefits without regard to his Vesting Years of Service.

		(B)	For purposes of determining all benefits payable under the Plan, the Credited Service for any Columbus Participant shall include the period through December 31, 2013.

(C)

For purposes of determining eligibility for early retirement benefits under Article 9.02(b), any Columbus Participant who attains age 55 before December 31, 2013 shall be deemed to be age 55 on April 2, 2012, provided that in no event shall any such Columbus Participant be entitled to receive a pension commencing before the first day of the month following his 55th birthday.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this _____ day of _________________, 2012.

Curtiss-Wright Corporation Administrative Committee

By:

Date: